Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Receives Approval for $75 Million in Financing

Wood River to Install Fluid Quip Technologies’ High Protein System

OMAHA, Neb., July 29, 2020 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced it has received final credit approval for a $75 million, 15 year term loan facility that will support the execution of its protein strategy. The new loan, which is subject to final documentation, is expected to close by the end of the third quarter at which time additional details of the facility will be provided. The company today also announced it has chosen Green Plains Wood River LLC as the second location for the installation of high protein production using Fluid Quip Technologies’ patented Maximized Stillage Co-Products (MSCTM) system. Based on current schedules, high protein ingredient production at Wood River is expected to begin during the second quarter of 2021.

“This financing represents the next step in our transformation to Green Plains 2.0,” said Todd Becker, president and chief executive officer. “Securing long term strategic project-based debt enables us to accelerate protein expansion at Wood River with a third location to be announced, and more importantly validates the strategic direction of the company.”

With the benefits provided by Project 24, Wood River runs at industry leading operating efficiency, now capable of producing 130 million gallons per year with operating expenses as low as $0.22 per gallon, and is a perfect platform for the addition of protein production. Because of the facility’s existing drying capabilities, the investment is expected to be about $50 million with an initial uplift of 15 to 20 cents per gallon to the overall margin structure. With the buildout of protein production, the recent addition of high-quality industrial alcohol and the announced upgrade to USP grade alcohol, Wood River is on a path to be one of the leading biorefineries in the world.

“We are excited to add Fluid Quip’s high protein feed ingredient technology to a second location in our platform,” added Becker. “An additional 80,000 tons of greater than 50% protein production capacity adds redundancy to our supply chain, allowing us to offer customers a premium product, at scale, with the confidence of full reliability. Given the success we’ve experienced at Shenandoah, we expect Wood River to deliver optimal results and believe the product will be fully contracted prior to startup.”

Upon close, the loan is expected to have an interest rate with a 5.00% floor that can be either a fixed rate using the 15 year indicative Treasury yield plus 4.00%, or a floating rate of one-month Libor plus 4.50%. The loan will be secured by the assets of Green Plains Shenandoah LLC and Green Plains Wood River LLC.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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